                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-36490

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 22, 2000)
                            [LOGO] UTILITIES HOLDRs

                       1,000,000,000 Depositary Receipts
                           Utilities HOLDRS SM Trust

   This prospectus supplement supplements information contained in the prospectus dated June 22, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS SM Trust.

   The share amounts specified in the table on page 9 of the base prospectus shall be replaced with the following:

                                                                     Primary
                                                             Share   Trading
                    Name of Company                 Ticker  Amounts  Market
      --------------------------------------------  ------ --------- -------
      American Electric Power Company, Inc.          AEP          14  NYSE
      Consolidated Edison, Inc.                       ED           9  NYSE
      Dominion Resources, Inc.                        D           11  NYSE
      Duke Energy Corporation                        DUK          30  NYSE
      Dynegy, Inc.                                   DYN          12  NYSE
      Edison International                           EIX          15  NYSE
      El Paso Corporation (/1/)                      EPG          10  NYSE
      Enron Corporation                              ENE          12  NYSE
      Entergy Corporation                            ETR          10  NYSE
      Exelon Corporation (/2/)                       EXC          15  NYSE
      FirstEnergy Corporation                         FE          10  NYSE
      FPL Group, Inc.                                FPL           8  NYSE
      Mirant Corporation (/3/)                       MIR   11.530806  NYSE
      PG&E Corporation                               PCG          17  NYSE
      Progress Energy, Inc. (/4/)                    PGN           7  NYSE
      Public Service Enterprise Group Incorporated   PEG          10  NYSE
      Reliant Energy Resources Corp.                 REI          13  NYSE
      The Southern Company                            SO          29  NYSE
      TXU Corporation                                TXU          12  NYSE
      The Williams Companies, Inc. (/5/)             WMB          20  NYSE

     -------
     (1) On February 7, 2001, El Paso Energy Corporation changed its name to El Paso Corporation.
     (2) On October 20, 2000, PECO Energy Corporation and Unicom Corporation, both of which were formerly included in the Utilities HOLDRS, merged to form the combined company Exelon Corporation. As a result of the merger, each share of PECO Energy was exchanged for 1.00 share of Exelon common stock and each share of Unicom was exchanged for 0.875 shares of Exelon common stock. In addition, Unicom shareholders received a cash dividend of $3.00 per share. The share amount of Exelon represented by a round-lot of 100 Utilities HOLDRS is now 15.
     (3) On April 6, 2001, The Southern Company completed its spin-off of Mirant Corporation. As a result, The Southern Company distributed .397614 shares of Mirant common stock for each share of The Southern Company. The share amount of Mirant represented by a round-lot of 100 Utilities HOLDRS is 11.530806. For more information, please see the description of Mirant in Annex A of this prospectus supplement.
     (4) On November 30, 2000, Carolina Power & Light Company completed its acquisition of Florida Progress Corporation. Following the acquisition, Carolina Power & Light Company changed the name of the combined company to Progress Energy, Inc. and changed the symbol under which it trades on the New York Stock Exchange to "PGN."
     (5) The Williams Companies, Inc. has announced a spin-off of its Williams Communications Group. On April 30, 2001, The Williams Companies shareholders of record as of April 26, 2001 will receive, outside of Utilities HOLDRS, 0.822399 shares of Williams Communications Group common stock for each share of The Williams Companies. The share amount of Williams Communications Group distributed per round-lot of 100 Utilities HOLDRS will be 16.44798 shares.

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

                                                  (continued on following page)

                                    ANNEX A

                            MIRANT CORPORATION (MIR)

   Mirant Corporation, formerly known as Southern Energy, Inc., is a power provider with regionally based businesses in the Americas, Europe and the Asia-Pacific region. Mirant acquires, develops, builds, owns and operates power production and delivery facilities and provides a broad range of energy related services to utilities and industrial companies.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January       *    January      *    January      *    January      *    January      *    January   24.30
February      *    February     *    February     *    February     *    February     *    February  25.00
March         *    March        *    March        *    March        *    March        *    March     35.50
April         *    April        *    April        *    April        *    April        *
May           *    May          *    May          *    May          *    May          *
June          *    June         *    June         *    June         *    June         *
July          *    July         *    July         *    July         *    July         *
August        *    August       *    August       *    August       *    August       *
September     *    September    *    September    *    September    *    September  31.38
October       *    October      *    October      *    October      *    October    27.25
November      *    November     *    November     *    November     *    November   24.38
December      *    December     *    December     *    December     *    December   28.31

   The closing price on April 6, 2001 was 29.60.



            The date of this prospectus supplement is April 6, 2001.

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